Exhibit No. 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the previously filed Registration Statements Nos. 33-59693, 333-59695 and 333-63269 of Avis Group Holdings, Inc. on Form S-8 of our report dated January 29, 2001 (March 2, 2001 as to Note 27), appearing in this Annual Report on Form 10-K of Avis Group Holdings, Inc. for the year ended December 31, 2000.


/s/ Deloitte & Touche LLP
New York, New York
March 27, 2001